Exhibit 1.01
Conflict Minerals Report of Vera Bradley, Inc.
In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Mineral Report of Vera Bradley, Inc. for calendar year 2016 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). The terms “Company” and “Vera Bradley” refer to Vera Bradley, Inc. and its subsidiaries, except where the context requires otherwise or where otherwise indicated.

1.	Introduction
The intent of this Conflict Minerals Report (“CMR”) is to describe Vera Bradley, Inc.’s due diligence process following Rule 13p-1 requirements. Per Rule 13p-1, due diligence is used to support a company’s determination whether or not there is evidence that the smelters or refiners within its supply chain are sourcing minerals that are considered “DRC Conflict Free,” that have “not been found to be DRC Conflict Free,” or that are “DRC Conflict Undeterminable.”

2.	Product Description
Vera Bradley, Inc. contracts to manufacture products that may contain gold, tantalum, tin and tungsten (“3TG”), such as handbags, accessories and luggage and travel items. The Company determined that certain of its products may have zippers, fasteners or other components and materials, which are necessary to the production or functionality of its products, that may contain 3TG.  As these materials are necessary to Vera Bradley’s products, the Company is dedicated to tracing the origin of these metals to ensure our sourcing practices do not support conflict or human rights abuses in the Democratic Republic of Congo (“DRC”) and surrounding area.

3.	Design of Due Diligence Measures
Vera Bradley, Inc.’s due diligence process is based on the OECD’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements1. It is important to note that the OECD Guidance was written for both upstream2 and downstream3 companies in the supply chain. As Vera Bradley, Inc. is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

4.	Due Diligence Measures Implemented
Due Diligence measures undertaken by Vera Bradley, Inc. include the following:

•	Adopted a conflict minerals policy. Our conflict minerals policy is publicly available in the “Customer Service” section, under “Supply Chain,” of the Company’s website at www.verabradley.com

•	Implemented internal measures taken to strengthen company engagement with suppliers

•	Engaged with suppliers to identify the SORs in the supply chain

•
Engaged with SORs to obtain mine of origin and transit routes and assess whether SORs have carried out all elements of due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas

•	Reported risk management findings to senior management

•
Reported Annually on Supply Chain Due Diligence. The Form SD and CMR contained herein are publicly available in the “Customer Service” section, under “Supply Chain,” of the Company’s website at www.verabradley.com

5.	Identified Smelters or Refiners (“SORs”)
Based on survey responses received from Vera Bradley’s suppliers, Vera Bradley was not able to identify all SORs for all tantalum, tin, tungsten and gold (“3TG”) used in its products. Vera Bradley has identified the SORs listed below that may have processed 3TG used in our products.
Where we have been able to identify the SOR involved, those facilities were referenced against the Conflict Free Sourcing Initiative (“CFSI”) list of certified smelters in order to determine the mine or location with the greatest possible specificity. Countries of origin for the minerals processed by the identified SOR were reported to include: Angola*, Argentina*, Armenia*, Australia, Austria*, Belgium*, Bermuda*, Bolivia, Brazil, Burundi, Cambodia*, Canada*, Central African Republic*, Chile*, China, Columbia*, Congo (Brazzaville)*, Czech Republic*, Djibouti*, DRC-Congo (Kinshasa), Ecuador*, Egypt*, Estonia*,

1OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.
2Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.
3Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (OEMs) and retailers.

Ethiopia*, Finland, France*, Germany*, Guinea, Guyana*, Hong Kong*, Hungary*, India*, Indonesia, Ireland*, Israel*, Italy, Japan*, Jersey*, Kazakhstan*, Kenya*, Republic of Korea*, Kyrgyzstan*, Laos, Luxembourg*, Madagascar*, Malaysia, Mexico, Mongolia, Morocco*, Mozambique*, Myanmar, Namibia*, Netherlands*, Niger, Nigeria, Papua New Guinea*, Peru, Philippines*, Poland*, Portugal*, Russia, Rwanda, Saudi Arabia, Sierra Leone*, Singapore*, Slovakia*, South Africa*, South Sudan*, Spain*, Suriname*, Sweden*, Switzerland*, Taiwan*, Tajikistan, Tanzania*, Thailand, Turkey, Uganda, United Arab Emirates*, United Kingdom*, United States*, Uzbekistan*, Vietnam, Zambia*, and Zimbabwe*. (*Reported as a country of origin but has no known reserves of gold and/or tin.)

Official Smelter Name	CFSI Certified
Gold
Advanced Chemical Company	X
Aida Chemical Industries Co., Ltd.	X
Argor-Heraeus SA	X
Asahi Pretec Corporation	X
Asahi Refining USA Inc.	X
Asaka Riken Co., Ltd.	X
Aurubis AG	X
Boliden AB	X
CCR Refinery - Glencore Canada Corporation	X
Chimet S.p.A.	X
Gold Refinery of Zijin Mining Group Co., Ltd	X
Heraeus Metals Hong Kong Ltd	X
Heraeus Precious Metals GmbH & Co. KG	X
Ishifuku Metal Industry Co., Ltd.	X
Istanbul Gold Refinery	X
LS-NIKKO Copper Inc.	X
Matsuda Sangyo Co., Ltd.	X
Metalor Technologies (Hong Kong) Ltd.	X
Metalor Technologies SA	X
Metalor USA Refining Corporation	X
METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	X
Mitsubishi Materials Corporation	X
Nihon Material Co., Ltd.	X
Ohura Precious Metal Industry Co., Ltd.	X
PAMP S.A.	X
Republic Metals Corporation	X
Royal Canadian Mint	X
SEMPSA Joyería Platería SA	X
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	X
Sumitomo Metal Mining Co., Ltd.	X
Tanaka Kikinzoku Kogyo K.K.	X
Umicore Brasil Ltda.	X
Umicore SA Business Unit Precious Metals Refining	X
Valcambi SA	X
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	X

Official Smelter Name (continued)	CFSI Certified (continued)
Tin
Alpha	X
Cooperativa Metalurgica de Rondônia Ltda.	X
CV United Smelting	X
Dowa	X
EM Vinto	X
Fenix Metals	X
Gejiu Non-Ferrous Metal Processing Co., Ltd.	X
Magnu's Minerais Metais e Ligas Ltda.	X
Malaysia Smelting Corporation (MSC)	X
Melt Metais e Ligas S.A.	X
Metallo-Chimique N.V.	X
Mineração Taboca S.A.	X
Minsur	X
Mitsubishi Materials Corporation	X
Operaciones Metalurgical S.A.	X
PT Artha Cipta Langgeng	X
PT ATD Makmur Mandiri Jaya	X
PT Bangka Tin Industry	X
PT Belitung Industri Sejahtera	X
PT Bukit Timah	X
PT DS Jaya Abadi	X
PT Eunindo Usaha Mandiri	X
PT Inti Stania Prima	X
PT Mitra Stania Prima	X
PT Panca Mega Persada	X
PT Refined Bangka Tin	X
PT Sariwiguna Binasentosa	X
PT Stanindo Inti Perkasa	X
PT Timah (Persero) Tbk Kundur	X
PT Timah (Persero) Tbk Mentok	X
PT Tinindo Inter Nusa	X
Thaisarco	X
White Solder Metalurgia e Mineração Ltda.	X
Yunnan Tin Group (Holding) Company Limited	X
Tungsten
None identified
Tantalum
None identified

6.	Steps to Improve Due Diligence
Vera Bradley, Inc. will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures (including those taken since the end of the period covered by Vera Bradley, Inc.’s most recent prior Conflict Mineral Report to mitigate the risk that necessary conflict minerals benefit armed groups):

•	Continue to assess the presence of 3TG in its supply chain

•	Clearly communicate expectations with regard to supplier performance, transparency and sourcing

•	Increase the response rate for RCOI process

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program

•	Design and implement a strategy to respond to supply chain risks

•	Devise and adopt a risk management plan

•
Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the EICC/GeSI Conflict Free Smelter program

7.	Independent Private Sector Audit
A private sector audit is not required with this Conflict Mineral Report.

8.	Forward Looking Statements
This CMR contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “should,” “can have,” and “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.